Exhibit 99.1

CONTACT:  Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, February 7, 2012 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the fourth quarter and full year of 2011.

Fourth Quarter Highlights

●
Sales were $147.2 million for the fourth quarter of 2011, a 3% increase compared to the fourth quarter of 2010.  Excluding the Cole Hersee and Selco acquisitions, sales declined 6% year over year due primarily to inventory de-stocking in the electronics supply chain.

●	On a GAAP basis, diluted earnings per share for the fourth quarter of 2011 were $0.70 compared to $0.88 in the fourth quarter of 2010.
●
Adjusted (non-GAAP) earnings for the fourth quarter were $0.67 per share (see Supplemental Schedule on page 8). The adjustments to GAAP earnings were to remove a $1.7 million tax benefit and a $0.7 million pre-tax purchase accounting charge related to the Selco acquisition.

●	Sales and order trends by business unit were as follows:
o	Automotive sales increased 37% year over year. Cole Hersee contributed $10.9 million for the quarter. Excluding Cole Hersee, automotive sales increased 4% driven by growth in the U.S and Asia.
o	Electrical sales increased 27% year over year due to double digit organic growth across all product lines and the addition of $2.2 million of Selco sales.
o	Electronics sales declined 16% year over year and 25% sequentially due to channel inventory de-stocking in addition to slowing end demand.
o	The electronics book-to-bill ratio for the fourth quarter was 0.96 and is running significantly above 1.0 so far for the first quarter of 2012.
●	Cash provided by operating activities was $36.8 million for the fourth quarter of 2011, while capital expenditures were $5.2 million.

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Full Year Highlights

●
Sales were $665.0 million for 2011, a 9% increase compared to sales of $608.0 million for 2010. Excluding the acquisitions of Cole Hersee and Selco, sales increased by 1% year over year, as strong organic growth in electrical (15%) and automotive (8%) was mostly offset by a 5% decline in electronics.  Electrical growth in 2011 was driven primarily by protection relays and custom products which grew 69% and 29% respectively.  All regions contributed to the growth in automotive.  While electronics sales grew in the first half of 2011, sales in the second half were impacted by the channel inventory correction.

●	On a GAAP basis, diluted earnings per share for 2011 increased 11% to $3.90 compared to $3.52 in 2010.
●	Cash provided by operating activities was $120.8 million for 2011 compared to $104.1 million in 2010.
●	Capital expenditures were $17.6 million in 2011 compared to $22.4 million in 2010.

“The fourth quarter came in consistent with our guidance with weak electronics sales, solid automotive performance and continued strong growth in electrical,” said Gordon Hunter, Chief Executive Officer.  “Notwithstanding the slow finish to the year, we were encouraged by our performance in 2011 and proud of achieving a second consecutive year of record sales, earnings and cash flow.  We made good progress on our growth initiatives, executed well operationally and the integrations of Cole Hersee and Selco are on track.”

Outlook

●	Sales for the first quarter of 2012 are expected to be in the range of $148 to $158 million.
●	Earnings for the first quarter of 2012 are expected to be in the range of $0.68 to $0.78 per diluted share.
●
Capital expenditures are expected to increase to approximately $35 million in 2012 primarily due to building expansions in support of growth initiatives at the company’s manufacturing sites in Canada, the Philippines and Mexico.

“Although the first quarter of 2012 started slowly due to the lingering effects of the electronics inventory correction and an early Chinese New Year, we expect sales to improve in the latter part of the first quarter and throughout the second quarter,” said Hunter.  “With our growth initiatives and acquisition integrations progressing well, we are cautiously optimistic about the second half of the year.”

Dividend

The company will pay a cash dividend of $0.18 per common share on March 5, 2012 to shareholders of record at the close of business on February 20, 2012.

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Conference Call Webcast Information

Littelfuse will host a conference call today, Tuesday, February 7, 2012 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the fourth quarter results.  The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com.  Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The call will be available for replay through March 31, 2012 and can be accessed through the Web site listed above.

About Littelfuse

Littelfuse, Inc. is the worldwide leader in circuit protection with 2011 revenues of $665 million. Founded in 1927, Littelfuse offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Backed by industry-leading technical support, design and manufacturing expertise, Littelfuse devices protect products in virtually every market that uses electrical energy, from consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 20 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); Protection Relays; PulseGuard® ESD Suppressors; SIDACtor® Devices; TVS Diode Arrays (SPA™ Family of Products); Switching Thyristors; TVS Diodes and Varistors.  The company also offers a comprehensive line of highly reliable Electromechanical and Electronic  Switch and Control Devices for commercial and specialty vehicles, as well as underground Power Distribution Centers for safe control and distribution of electricity in mining operations.

For more information, please visit Littelfuse’s Web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended January 1, 2011. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended January 1, 2011.

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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	Fourth Quarter			Year-to-Date
	2011	2010(a)	% Change	2011	2010(a)	% Change

Business Unit
Electronics	$72.5	$86.3	(16%)	$354.5	$373.4	(5%)
Automotive	45.6	33.4	37%	197.6	139.1	42%
Electrical	29.1	22.9	27%	112.9	95.5	18%

Total	$147.2	$142.6	3%	$665.0	$608.0	9%

	Fourth Quarter			Year-to-Date
	2011	2010(a)	% Change	2011	2010(a)	% Change

Geography
Americas	$66.4	$54.8	21%	$288.6	$227.7	27%
Europe	24.0	26.9	(11%)	114.9	115.1	0%
Asia-Pacific	56.8	60.9	(7%)	261.5	265.2	(1%)

Total	$147.2	$142.6	3%	$665.0	$608.0	9%

(a) In the first quarter of 2011, as previously disclosed, the company adjusted its business segment reporting methodology to roll-up segment financials by product line rather than by sales organization. This change more closely aligns segment reporting with how the company manages its businesses. The company's consolidated revenues and operating income were not affected by this change. The 2010 information was adjusted to conform to this new presentation method.

LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD, except share amounts)

	December 31, 2011	January 1, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$164,016	$109,720
Short-term investments	13,997	-
Accounts receivable, less allowances	92,088	97,753
Inventories	75,575	80,182
Deferred income taxes	11,895	10,588
Prepaid expenses and other current assets	14,219	13,882
Assets held for sale	6,592	6,831
Total current assets	378,382	318,956
Property, plant and equipment:
Land	4,888	5,688
Buildings	52,730	53,089
Equipment	281,521	276,371
	339,139	335,148
Accumulated depreciation	(220,255)	(205,001)
Net property, plant and equipment	118,884	130,147
Intangible assets, net of amortization:
Patents, licenses and software	10,753	11,211
Distribution network	19,307	9,752
Customer lists, trademarks and tradenames	14,523	20,865
Goodwill	115,697	112,687
	160,280	154,515
Investments	14,867	11,660
Deferred income taxes	4,191	3,271
Other assets	1,820	2,580
Total Assets	$678,424	$621,129

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,934	$24,079
Accrued payroll	23,048	24,186
Accrued expenses	8,861	10,307
Accrued severance	1,843	3,279
Accrued income taxes	10,591	14,997
Current portion of long-term debt	85,000	33,000
Total current liabilities	149,277	109,848

Long-term debt, less current portion	-	41,000
Accrued severance	-	486
Accrued post-retirement benefits	15,292	5,564
Other long-term liabilities	12,752	11,571
Total equity	501,103	452,660
Total liabilities and equity	$678,424	$621,129

Common shares issued and outstanding of 21,552,529 and 21,752,536, at December 31, 2011, and January 1, 2011, respectively.

LITTELFUSE, INC.
Consolidated Statements of Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net sales	$147,193	$142,646	$664,955	$608,021

Cost of sales	93,667	88,690	408,261	374,149

Gross profit	53,526	53,956	256,694	233,872

Selling, general and administrative expenses	28,889	23,463	116,740	103,671
Research and development expenses	4,685	4,904	19,439	17,602
Amortization of intangibles	1,831	1,273	6,611	5,025
	35,405	29,640	142,790	126,298

Operating income	18,121	24,316	113,904	107,574

Interest expense	420	341	1,691	1,437
Other (income) expense, net	(954)	(214)	(2,888)	(1,542)

Income before income taxes	18,655	24,189	115,101	107,679
Income taxes	3,417	4,611	28,077	29,016

Net income	$15,238	$19,578	$87,024	$78,663

Income per share:
Basic	$0.71	$0.89	$3.96	$3.58
Diluted	$0.70	$0.88	$3.90	$3.52

Weighted average shares and equivalent shares outstanding:
Basic	21,536	21,664	21,901	21,875
Diluted	21,806	22,094	22,255	22,214

Diluted Income Per Share
Net income as reported	$15,238	$19,578	$87,024	$78,663
Less: income allocated to participating securities	(42)	(219)	(304)	(408)
Net income available to common shareholders	$15,196	$19,359	$86,720	$78,255

Weighted average shares adjusted for dilutive securities	21,806	22,094	22,255	22,214

Diluted income per share	$0.70	$0.88	$3.90	$3.52

LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Twelve Months Ended
	December 31, 2011	January 1, 2011

OPERATING ACTIVITIES:
Net income	$87,024	$78,663
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,641	26,980
Impairment of assets	2,320	2,988
Amortization of intangibles	6,611	5,025
Provision for bad debts	444	353
Non-cash inventory charge(a)	4,145	-
Loss (gain) on sale of assets	183	(615)
Stock-based compensation	5,805	5,243
Excess tax benefit on stock-based compensation	(4,220)	(1,617)
Deferred income taxes	(1,363)	7,784
Changes in operating assets and liabilities:
Accounts receivable	4,768	(12,804)
Inventories	2,612	(15,147)
Accounts payable	(5,272)	(1,800)
Accrued expenses (including post retirement)	(421)	(13,645)
Accrued payroll and severance	(3,226)	2,384
Accrued taxes	(6,057)	14,878
Prepaid expenses and other	1,756	5,399
Net cash provided by operating activities	120,750	104,069

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(17,555)	(22,433)
Acquisitons of businesses, net of cash acquired	(11,077)	(48,292)
Purchases of short-term investments	(14,228)	-
Purchases of other investment	(6,000)	-
Proceeds from sale of assets	217	4,997
Net cash used in investing activities	(48,643)	(65,728)

FINANCING ACTIVITIES:
Proceeds from debt	110,000	39,345
Payments of term debt	(49,000)	(8,000)
Payments of revolving credit facility	(50,000)	(20,624)
Debt issuance costs	(716)	-
Proceeds from exercise of stock options	23,036	18,496
Cash dividends paid	(14,508)	(3,248)
Excess tax benefit on stock-based compensation	4,220	1,617
Purchases of common stock	(37,092)	(25,377)
Net cash (used in) provide by financing activities	(14,060)	2,209

Effect of exchange rate changes on cash and cash equivalents	(3,751)	(1,184)

Increase in cash and cash equivalents	54,296	39,366
Cash and cash equivalents at beginning of period	109,720	70,354
Cash and cash equivalents at end of period	$164,016	$109,720

(a) Purchase accounting adjustment related to acquisitions.

LITTELFUSE, INC.
Supplemental Information
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
	December 31, 2011

	U.S. GAAP	Special Items		Adjusted
Net sales	$147,193	$-		$147,193

Cost of sales	93,667	(468)	(1)	93,199

Gross profit	53,526	468		53,994
% of sales	36.4%			36.7%

Total operating expenses	35,405	(276)	(1)	35,129
% of sales	24.1%			23.9%

Operating income	18,121	744		18,865
% of sales	12.3%			12.8%

Interest/other expense (income), net	(534)	-		(534)

Income before income taxes	18,655	744		19,399

Income tax expense	3,417	1,341	(2)	4,758
Effective tax rate	18.3%			24.5%

Net income as reported	15,238	(597)		14,641

Less: Income allocated to participating securties	(42)	2		(40)

Net Income available to common shareholders	$15,196	$(595)		$14,601

Net income per diluted share:	$0.70			$0.67

Weighted average shares adjusted for dilutive securities:	21,806			21,806

Note:  The Company believes that adjusted operating income is more indicative of its ongoing operating performance than U.S. GAAP operating income since the former excludes special items as described below.

Special Items:

(1) Purchase accounting adjustments related to the Selco A/S acquisition.
(2) Tax adjustments:
i) Write-up of deferred tax assets due to increase in Wuxi, China statutory rate	$1,700
ii) Tax effect of purchase accounting charges in (1) above	182
iii) Prior year tax adjustment	(541)
$1,341